                                                                     EXHIBIT 4.8




                                                                EXHIBIT F TO THE
                                                             LIQUIDITY AGREEMENT





                              SERVICING AGREEMENT



                                    BETWEEN



                         NAVISTAR FINANCIAL CORPORATION

                                    SERVICER



                                      AND



                                NFC ASSET TRUST





                          DATED AS OF NOVEMBER 7, 1994

                               TABLE OF CONTENTS




                                                                    ARTICLE I
                                                                   DEFINITIONS
                                                                                                                  PAGE
                                                                                                                  ----
         SECTION 1.01     Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         SECTION 1.02     Other Definitional Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                                                   ARTICLE II
                                                ADMINISTRATION AND SERVICING OF TRUST RECEIVABLES

         SECTION 2.01.    Duties of the Servicer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         SECTION 2.02.    Collection of Receivables Payments  . . . . . . . . . . . . . . . . . . . . . . . . .    3
         SECTION 2.03.    Realization Upon Liquidating  Receivables . . . . . . . . . . . . . . . . . . . . . .    3
         SECTION 2.04.    Maintenance of Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         SECTION 2.05.    Maintenance of Interests in Vehicles  . . . . . . . . . . . . . . . . . . . . . . . .    4
         SECTION 2.06.    Covenants of the Servicer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         SECTION 2.07.    Purchase of Receivables Upon Breach of
                                  Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         SECTION 2.08.    Servicing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         SECTION 2.09.    Servicer Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         SECTION 2.10.    Deposits to Collateral Account  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

                                                                   ARTICLE III
                                                              SERVICER'S COVENANTS;
                                                             STATEMENTS AND REPORTS

         SECTION 3.01.    Annual Statement as to Compliance;
                                  Notice of Servicer Default . . . . . . . . . . . . . . . . . . . . . . . . .     6
         SECTION 3.02.    Annual Accountants' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         SECTION 3.03.    Monthly Program Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         SECTION 3.04.    Access to Certain Documentation and
                                  Information Regarding Receivables  . . . . . . . . . . . . . . . . . . . . .     8
         SECTION 3.05.    Amendments to Schedules of Trust
                                  Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         SECTION 3.06.    Maintenance of Systems and Receivables
                                  Lists  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

                                                                   ARTICLE IV
                                                                  THE CUSTODIAN

         SECTION 4.01.  Custody of Trust Receivable Files  . . . . . . . . . . . . . . . . . . . . . . . . . .     9
         SECTION 4.02.  Duties of Servicer as Custodian  . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         SECTION 4.03.  Custodian's Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         SECTION 4.04.  Effective Period and Termination   . . . . . . . . . . . . . . . . . . . . . . . . . .    11



                                     -i-
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

                                                                    ARTICLE V
                                                         REPRESENTATIONS AND WARRANTIES
                                                                 OF THE SERVICER

         SECTION 5.01.    Representations and Warranties of the
                                  Servicer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

                                                                   ARTICLE VI
                                                                  THE SERVICER

         SECTION 6.01.    Merger or Consolidation of, or
                                  Assumption of the Obligations of, the
                                  Servicer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         SECTION 6.02.    Limitation on Liability of Servicer and
                                  Others   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         SECTION 6.03.    Delegation of Duties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         SECTION 6.04.    Servicer Not to Resign   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

                                                                   ARTICLE VII
                                                                     DEFAULT

         SECTION 7.01.    Trust Servicer Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         SECTION 7.02.    Consequences of a Trust Servicer
                                  Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         SECTION 7.03.    Collateral Trustee to Act; Appointment
                                  of Successor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
         SECTION 7.04.    Waiver of Past Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

                                                                  ARTICLE VIII
                                                                  MISCELLANEOUS

         SECTION 8.01.    Optional Purchase of Trust Pool
                                  Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         SECTION 8.02.    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         SECTION 8.03.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         SECTION 8.04.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         SECTION 8.05.    Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         SECTION 8.06.    Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         SECTION 8.07.    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         SECTION 8.08.    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         SECTION 8.09.    Headings and Cross-References  . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         SECTION 8.10.    No Petition Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         SECTION 8.11.    Limitation of Liability of the Owner
                                  Trustee.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         SECTION 8.12     Authority of the Administrator . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

                              SERVICING AGREEMENT


         THIS SERVICING AGREEMENT (this "Agreement") is made as of November 7, 1994 by and between NAVISTAR FINANCIAL CORPORATION, a Delaware corporation ("NFC" and, in its capacity as Servicer hereunder, the "Servicer"), and NFC ASSET TRUST, a Delaware business trust (the "Trust").


                                R E C I T A L S:

         The Trust and Truck Retail Instalment Paper Corp., a Delaware corporation ("Trip"), are parties to the Receivables Purchase Agreement, pursuant to which from time to time the Trust will purchase, and Trip will sell, Trust Receivables and certain related assets.

         The Servicer desires to perform the servicing obligations set forth herein relating to the Trust Receivables for and in consideration of the fees and other benefits set forth in this Agreement.

         The Servicer and the Trust wish to set forth the terms and conditions upon which the Trust Receivables are to be serviced by the Servicer.

         NOW, THEREFORE, in consideration of the foregoing, the other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.01 Certain Defined Terms. Capitalized terms used in the above recitals and in this Agreement shall have the respective meanings assigned them in Appendix A to the Liquidity Agreement dated as of the date hereof among the Trust, certain financial institutions as lenders thereunder (the "Lenders") and Chemical Bank, administrative agent for the Lenders, unless otherwise defined herein.

         SECTION 1.02 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Basic Documents or any certificate or other document made or delivered pursuant hereto or thereto.

         (b) As used herein and in the Basic Documents, and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                                   ARTICLE II
               ADMINISTRATION AND SERVICING OF TRUST RECEIVABLES

         SECTION 2.01. Duties of the Servicer. The Servicer is hereby appointed and authorized to act as agent for the Trust with respect to servicing the Trust Receivables and in such capacity shall manage, service, administer and make collections on the Trust Receivables with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to comparable medium and heavy duty truck, bus and trailer receivables that it services for itself or others. The Servicer hereby accepts such appointment and authorization and agrees to perform the duties of Servicer with respect to the Trust Receivables set forth herein. The Servicer's duties shall include collection and posting of all payments, responding to inquiries of Obligors on the Trust Receivables, investigating delinquencies, sending payment coupons to Obligors, reporting tax information to Obligors, policing the collateral securing the Trust Receivables, accounting for collections with respect thereto and performing the other duties specified herein. Subject to the provisions of Section 2.02, the Servicer shall follow its customary standards, policies and procedures and shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable.

                 Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered by the Trust and the Collateral Trustee (collectively, the "Interested Parties"), pursuant to this Section 2.01, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Trust Receivables and the related Vehicles. The Servicer is hereby authorized to commence in the name of the Trust or, to the extent necessary, in its own name, a legal proceeding to enforce a Liquidating Receivable as contemplated by Section 2.03, and to commence or participate in any legal proceeding (including a bankruptcy proceeding) relating to or involving a Trust Receivable (including a Liquidating Receivable). If the Servicer commences or participates in any such legal proceeding in its own name, the Interested Parties shall thereupon be deemed to have automatically assigned such Trust Receivable to the Servicer solely for purposes of commencing and participating in any such proceeding as a party or claimant, and the Servicer is hereby authorized and empowered by the Interested Parties to execute and deliver in the Servicer's name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. If in any proceeding it is held that the Servicer may not enforce a Trust Receivable on the ground that it is not a real party in interest or a holder entitled to enforce the Trust Receivable, each of the Interested Parties shall, at the Servicer's expense, take such reasonable steps as the Servicer reasonably deems necessary to enforce the Trust Receivable, including bringing suit in the name of such Person. The Interested Parties, upon the written request of the Servicer, shall furnish the Servicer with any powers of attorney and other documents and take any other steps which the Servicer may reasonably deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement and the other Basic Documents. Except to the extent required by the preceding three sentences, the authority and rights granted to the Servicer in this Section 2.01 shall be nonexclusive and shall not be construed to be in derogation of any equivalent authority and rights of the Interested Parties.

         SECTION 2.02. Collection of Receivables Payments. The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Trust Receivables as and when the same shall become due, and shall follow such collection practices, policies and procedures as it follows with respect to comparable medium and heavy duty truck, bus and trailer receivables that it services for itself or others. Except as provided in subsection 2.06(c), the Servicer is hereby authorized to grant extensions, rebates or adjustments on a Trust Receivable without the prior consent of the Interested Parties and to rewrite, in the ordinary course of its business, a Receivable to reflect the full or partial prepayment of a Trust Receivable with respect to any related Vehicle without the prior consent of the Interested Parties. The Servicer is authorized in its discretion to waive any prepayment charge, late payment charge or any other fees that may be collected in the ordinary course of servicing such Trust Receivable. The Servicer shall allocate payments on Trust Receivables between principal and interest in accordance with the customary servicing procedures it follows with respect to all comparable medium and heavy duty truck, bus and trailer receivables that it services for itself or others.

         SECTION 2.03. Realization Upon Liquidating Receivables. The Servicer shall use reasonable efforts, consistent with its customary servicing procedures, to repossess or otherwise comparably convert the ownership of each Vehicle that it has reasonably determined should be repossessed or otherwise converted following a default under the Trust Receivable secured by or relating to each such Vehicle. The Servicer is authorized to follow such practices, policies and procedures as it shall deem necessary or advisable and as shall be customary and usual in its servicing of medium and heavy duty truck, bus and trailer receivables that it services for itself or others, which practices, policies and procedures may include reasonable efforts to realize upon or obtain benefits of any lease assignments, proceeds from any Dealer Liability, proceeds from any NITC Purchase Obligations, proceeds from any Insurance Policies and proceeds from any Guaranties, in each case with respect to the Trust Receivables, selling the related Vehicle or Vehicles at public or private sale or sales and other actions by the Servicer in order to realize upon any Trust Receivable. The foregoing is subject to the provision that, in any case in which the Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with any repair or towards the repossession of such Vehicle unless it shall determine in its discretion that such repair or repossession shall increase the proceeds of liquidation of the related Trust Receivable by an amount greater than or equal to the amount of such expenses.

         SECTION 2.04. Maintenance of Insurance Policies. The Servicer shall, in accordance with its customary servicing procedures, require that each Obligor shall have obtained physical damage insurance covering each Vehicle as of the execution of the related Trust Receivable, unless the Servicer has in accordance with its customary procedures permitted an Obligor to self-insure the Vehicle or Vehicles securing or relating to such Trust Receivable. The Servicer shall, in accordance with its customary servicing procedures, monitor such physical damage insurance with respect to each Vehicle that secures or is related to each Trust Receivable.

         SECTION 2.05. Maintenance of Interests in Vehicles. The Servicer shall, in accordance with its customary servicing procedures and at its own expense, take such steps as are necessary to maintain perfection of the first priority security interest created by a Trust Receivable that is a Retail Receivable in the related Financed Vehicle or Financed Vehicles and of the first priority security interest in the Leased Vehicle or Leased Vehicles related to any Trust Receivable that is a Lease Receivable created under the Lease Receivables Purchase Agreement. The Trust hereby authorizes the Servicer to re-perfect such security interests as necessary because of the relocation of a Vehicle or for any other reason.

         SECTION 2.06. Covenants of the Servicer. The Servicer hereby covenants as follows:

         (a) except as contemplated in the Basic Documents, the Servicer shall not release in whole or in part any Financed Vehicle from the security interest securing, or any Leased Vehicle from the security interest created under the Lease Receivables Purchase Agreement in respect of, the related Trust Receivable;

         (b) the Servicer shall do nothing to impair the rights of the Interested Parties in and to the Trust Receivables; and

         (c) the Servicer shall not amend or otherwise modify any Trust Receivable such that the Annual Percentage Rate is decreased or such that the final scheduled payment on such Trust Receivable will be due any later than the earlier of (i) 73 months from the date of such amendment or modification and
(ii) one month prior to the Final Scheduled Maturity Date.

         SECTION 2.07. Purchase of Receivables Upon Breach of Covenant. (a) Upon discovery by the Servicer or a Responsible Officer of any of the Interested Parties of a breach of any of the covenants set forth in Sections
2.05 and 2.06 with respect to any Trust Receivable, the party discovering such breach shall give prompt written notice thereof to the others. As of the last day of the Monthly Period during which such breach was discovered or notice of such breach was received, the Servicer shall, unless it shall have cured such breach in all material respects, purchase from the Trust any Trust Receivable materially and adversely affected by such breach and the Servicer shall pay the Administrative Purchase Payment as described in Section 2.10. It is understood and agreed that the obligation of the Servicer to purchase any Trust Receivable with respect to which such a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Servicer for such breach available to any Interested Party. None of the Interested Parties shall have any affirmative duty to conduct any investigation as to the occurrence of any event requiring the repurchase of any Receivable pursuant to this Section 2.07.

         (b) Upon receipt of the Administrative Purchase Payment with respect to a Trust Receivable which is an Administrative Receivable, the Interested Parties shall each assign, without recourse, representation or warranty, to the Servicer (and shall take such other actions as the Servicer may reasonably request to perfect or confirm such assignment) all of such Interested Party's right, title and interest in, to and under (i) such Administrative Receivable and all monies due thereon, (ii) the security interests in, or title to, the related Vehicle and, to the extent permitted by law, any accessions thereto which are financed by NFC or NLC, (iii) benefits of any lease assignments with respect to the Vehicles, (iv) proceeds from any Insurance Policies with respect to such Administrative Receivable, (v) proceeds from Dealer Liability with respect to such Administrative Receivable, proceeds from any NITC Purchase Obligations with respect to such Administrative Receivable and proceeds from any Guaranties of such Administrative Receivable, (vi) proceeds of the foregoing and (vii) the Receivables Purchase Agreement and the Retail Receivables Purchase Agreement or Lease Receivables Purchase Agreement, as applicable, with respect to such Administrative Receivable, such assignment being an assignment outright and not for security. Upon the assignment of such Administrative Receivable described in the preceding sentence, the Servicer shall own such Administrative Receivable, and all such security and documents, free of any further obligations to such Interested Party with respect thereto.

         SECTION 2.08. Servicing Fee. In consideration for its services hereunder and as compensation for expenses paid as contemplated by Section 2.09, the Servicer shall be entitled to receive on each Settlement Date a Servicing Fee in an amount equal to 1/12 of 1% of the Trust Pool Balance with respect to each Trust Pool as of the last day of the immediately preceding Monthly Period (multiplied by, in the case of a Trust Pool that was acquired by the Trust during such Monthly Period, the number of days from the Purchase Cutoff Date for such Trust Pool through the last day of such Monthly Period divided by 30), payable solely from amounts available therefor pursuant to and to the extent provided in Section 5.03(a)(vi)(E) of the Collateral Trust Agreement.

         SECTION 2.09. Servicer Expenses. The Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on the Servicer and expenses incurred in connection with distributions and reports.

         SECTION 2.10. Deposits to Collateral Account. The Servicer shall remit to the Collateral Trustee for deposit to the Collateral Account all payments it receives from or on behalf of the Obligors on or with respect to the Trust Receivables within two Business Days after receipt thereof. The Servicer shall remit to the Collateral Trustee for deposit (in immediately available funds) in the Collateral Account the aggregate Administrative Purchase Payments with respect to Administrative Receivables to be purchased as of the last day of any Monthly Period on the immediately succeeding Settlement Date.

                                  ARTICLE III
                             SERVICER'S COVENANTS;
                             STATEMENTS AND REPORTS

         SECTION 3.01. Annual Statement as to Compliance; Notice of Servicer Default.

         (a) The Servicer shall deliver to the Administrative Agent (with sufficient copies for each Lender), the Administrator, the Owner Trustee and the Collateral Trustee, on or before February 1 of each year, beginning February 1, 1996, an officer's certificate signed by the President or any Vice President of the Servicer, dated as of the immediately preceding October 31, stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or, with respect to the first such certificate, such period as shall have elapsed from the Effective Date to the date of such certificate) and of its performance under this Agreement has been made under such officer's supervision, and (ii) to such officer's knowledge, based on such review, the Servicer has fulfilled in all material respects all its obligations under this Agreement throughout such period, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

         (b) The Servicer shall deliver to the Owner Trustee, the Collateral Trustee, the Administrative Agent and each Rating Agency, promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice of any event which with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 7.01.

         SECTION 3.02. Annual Accountants' Report. The Servicer shall cause a firm of independent accountants, who may also render other services to the Servicer or the Trust, to deliver to the Owner Trustee, the Collateral Trustee, the Administrative Agent (with sufficient copies for each Lender) and each Rating Agency, as soon as available and in any event within 100 days after the end of each fiscal year of the Servicer, beginning with the fiscal year ended October 31, 1995, with respect to such fiscal year (or, with respect to the first such report, such period as shall have elapsed from the Effective Date to the date of such certificate), a report (the "Accountants' Report") addressed to the board of directors of the Servicer and to the Administrative Agent, to the effect that such firm has audited the financial statements of the Servicer and issued its report thereon and that such audit (i) was made in accordance with generally accepted auditing standards, (ii) included tests relating to Receivables serviced for others in accordance with the requirements of the Uniform Single Audit Program for Mortgage Bankers (the "Program"), to the extent the procedures in the Program are applicable to the servicing obligations set forth in this Agreement and (iii) except as described in the report, disclosed no exceptions or errors in the records relating to Receivables serviced for others that, in the firm's opinion, paragraph four of the Program requires such firm to report.

         (b) The Accountants' Report shall also indicate that the firm is independent of Trip and the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

         SECTION 3.03. Monthly Program Statement. The Servicer will deliver to the Administrator such accountings relating to the Trust Receivables and the actions of the Servicer relating thereto, and will provide such other assistance as the Administrator may reasonably request, to enable the Administrator to prepare the Monthly Program Statement.

         SECTION 3.04. Access to Certain Documentation and Information Regarding Receivables. Subject to Section 10.17 of the Liquidity Agreement, the Servicer shall provide to the Administrative Agent, each Lender, the Administrator, the Owner Trustee and the Collateral Trustee reasonable access to the Servicer's records regarding the Trust Receivables. In each case, such access shall be afforded without charge but only upon reasonable request and during normal business hours at offices of the Servicer designated by the Servicer. Nothing in this Section 3.04 shall derogate from the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding Obligors, and the failure of the Servicer to provide access as provided in this Section 3.04 as a result of such obligation shall not constitute a breach of this Section 3.04.

         SECTION 3.05. Amendments to Schedules of Trust Receivables. If the Servicer, during a Monthly Period, assigns to a Trust Receivable an account number that differs from the account number previously identifying such Receivable on the Schedule of Trust Receivables listing such Trust Receivable, the Servicer shall deliver to the Administrative Agent, the Administrator, the Owner Trustee and the Collateral Trustee on or before the Settlement Date related to such Monthly Period an amendment to such Schedule of Trust Receivables to report the newly assigned account number. Each such amendment shall list all new account numbers assigned to Trust Receivables during such Monthly Period and shall show by cross reference the prior account numbers identifying such Trust Receivables on the previously distributed Schedule of Trust Receivables.

         SECTION 3.06.  Maintenance of Systems and Receivables Lists.
         (a) The Servicer shall maintain accounts and records as to each Trust Receivable in sufficient detail to permit (i) the reader thereof to know the status of such Trust Receivable, including payments and recoveries made and payments owing (and the nature of each) and extensions of any scheduled payments made not less than 45 days prior thereto, and (ii) reconciliation between payments or recoveries on (or with respect to) each Trust Receivable and the amounts from time to time deposited in the Collateral Account in respect of such Trust Receivable.

         (b) The Servicer shall maintain its computer systems so that the Servicer's master computer records (including any backup archives) that refer to any Trust Receivable shall indicate clearly that the Trust Receivable is owned by the Trust and that such Trust Receivable has been pledged by the Trust to the Collateral Trustee. Indication of the Trust's and the Collateral Trustee's interest in a Trust Receivable shall be deleted from or modified on the Servicer's computer systems when, and only when, the related Trust Receivable shall have been paid in full, repurchased by Trip, NFC or NLC, purchased by the Servicer or become a Liquidating Receivable.

         (c) If at any time the Servicer shall propose to sell, grant a security interest in, or otherwise transfer any interest in medium or heavy duty truck, bus or trailer receivables to any prospective purchaser, lender or other transferee, the Servicer shall give to such prospective purchaser, lender or other transferee computer tapes, records or printouts (including any of those restored from backup archives) that, if they refer in any manner whatsoever to any Trust Receivable, indicate clearly that such Trust Receivable has been sold and is owned by the Trust and has been pledged to the Collateral Trustee unless such Trust Receivable has been paid in full or repurchased by Trip or NFC or purchased by the Servicer.

         (d) The Servicer shall furnish to the Administrator, on behalf of the Trust, the Administrative Agent, on behalf of the Lenders, or the Collateral Trustee, at any time upon request, a list of all Trust Receivables, together with a reconciliation of such list to each Schedule of Trust Receivables relating to Trust Receivables and to each of the Servicer's reports furnished before such request indicating transfers of Trust Receivables.


                                   ARTICLE IV
                                 THE CUSTODIAN

         SECTION 4.01. Custody of Trust Receivable Files. To assure uniform quality in servicing the Trust Receivables and to reduce administrative costs, the Trust hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to act as agent of the Trust as custodian to maintain custody of the following documents or instruments with respect to each Trust Receivable (as to each Trust Receivable, the "Trust Receivable File"), which will be hereby constructively delivered to the Collateral Trustee:

         (a) the fully executed original of the Retail Note, if such Trust Receivable is a Retail Receivable, or the fully executed original of the Vehicle Lease, if such Trust Receivable is a Lease Receivable;

         (b)  documents evidencing or related to any related Insurance Policy;

         (c) if such Trust Receivable is a Retail Receivable, where permitted by law, the original certificate of title (when received) and otherwise such documents, if any that NFC keeps on file in accordance with its customary procedures indicating that the Financed Vehicle is owned by the Obligor and subject to the interest of NFC as first lienholder or secured party;

         (d) if such Trust Receivable is a Lease Receivable, the original certificate of title and such documents, if any that NLC keeps on file in accordance with its customary procedures indicating that the Leased Vehicle is owned by NLC; and

         (e) any and all other documents that NFC or NLC, as applicable, keeps on file in accordance with its customary procedures relating to the individual Trust Receivable, Obligor or Vehicle.

         SECTION 4.02. Duties of Servicer as Custodian. (a) The Servicer shall hold the Trust Receivable Files for the benefit of the Trust and maintain such accurate and complete accounts, records and computer systems pertaining to each Trust Receivable File as shall enable the Trust to comply with its obligations under the Basic Documents. In performing its duties as custodian the Servicer shall act with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to the receivable files relating to comparable medium and heavy duty truck, bus and trailer receivables that the Servicer services and holds for itself or others. The Servicer shall conduct, or cause to be conducted, periodic physical inspections of the Trust Receivable Files held by it under this Agreement, and of the related accounts, records and computer systems, in such manner as shall enable the Administrator, the Administrative Agent, the Owner Trustee or the Collateral Trustee to verify the accuracy of the Servicer's inventory and record keeping. The Servicer shall promptly report to the Owner Trustee and the Administrative Agent any failure on its part to hold the Trust Receivable Files and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure.

         (b) The Servicer shall maintain each Trust Receivable File at its principal office at Navistar Financial Corporation, 2850 West Golf Road, Rolling Meadows, Illinois 60008, or at such other office of the Servicer as shall from time to time be identified to the Owner Trustee, the Collateral Trustee and the Administrative Agent upon 60 days prior written notice.
Subject only to the Custodian's security requirements applicable to its own employees having access to similar records held by the Servicer and the limitations set forth in Section 3.03 hereof and otherwise in the Basic Documents, the Servicer shall permit the Owner Trustee, the Collateral Trustee, the Administrative Agent, their duly authorized representatives, attorneys or auditors to inspect the Trust Receivable Files and the related accounts, records and computer systems maintained by the Servicer pursuant hereto at such times as such party may reasonably request.

         (c) In general, the Servicer shall attend to all nondiscretionary details in connection with maintaining custody of the Trust Receivable Files. In addition the Servicer shall assist the Trust generally in the preparation of routine reports to regulatory bodies to the extent necessitated by the Servicer's custody of the Trust Receivable Files.

         SECTION 4.03. Custodian's Indemnification. The Servicer as custodian shall indemnify the Trust, the Owner Trustee, the Lenders and the Collateral Trustee and each of their officers, directors and agents for any and all liabilities, obligations, losses, compensatory damages, payments, costs or expenses of any kind whatsoever that may be imposed on, incurred by or asserted against the Trust, the Owner Trustee, the Lenders and the Collateral Trustee or any of their officers, directors and agents as the result of any improper act or omission in any way relating to the maintenance and custody by the Servicer as custodian of the Trust Receivable Files; provided, however, that the Servicer shall not be liable to the Trust for any portion of any such amount resulting from the willful misfeasance, bad faith or negligence of the Owner Trustee or the Collateral Trustee for any portion of any such amount resulting from the wilful misfeasance, bad faith or negligence of the Collateral Trustee.

         SECTION 4.04. Effective Period and Termination. The Servicer's appointment as custodian with respect to a Trust Receivable File shall become effective as of the related Receivable Purchase Date and shall continue in full force and effect until terminated pursuant to this subsection 4.04. If the Servicer shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of any Servicer shall have been terminated under Section VI, the appointment of such Servicer as custodian shall be terminated. Upon (i) repurchase of a Trust Receivable that is a Retail Receivable by NFC pursuant to the Retail Receivables Purchase Agreement,
(ii) repurchase of a Trust Receivable that is a Lease Receivable by NLC pursuant to the Lease Receivables Purchase Agreement,
(iii) repurchase of a Trust Receivable by Trip pursuant to the Receivables Purchase Agreement or (iv) purchase of a Trust Receivable by the Servicer pursuant to subsection 3.06(b) or Section 8.01, Servicer shall deliver the related Trust Receivable File to the purchaser or its designee. Upon delivery of such Trust Receivable File, the Servicer's obligations with respect to such Trust Receivable File shall terminate.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                OF THE SERVICER

         SECTION 5.01. Representations and Warranties of the Servicer. The Servicer hereby represents and warrants to the Trust that as of each Receivable Purchase Date:

         (a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation, and in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to service the Trust Receivables as provided in this Agreement.

         (b) Due Qualification. The Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Trust Receivables as required by this Agreement) requires such qualification, except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect with respect to the Servicer.

         (c) Power and Authority. The Servicer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance by the Servicer of this Agreement have been duly authorized by all necessary corporate action on the part of the Servicer. Except as expressly contemplated in the Basic Documents, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability against the Servicer of this Agreement.

         (d) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (e) No Violation. The execution and delivery of this Agreement by the Servicer and its performance of its obligations hereunder will not violate any Requirement of Law or Contractual Obligation of the Servicer and will not result in, or require, the creation or imposition of any Lien on any of its property or assets pursuant to any such Requirement of Law or Contractual Obligation other than as contemplated by the Basic Documents.

         (f) No Proceedings. There are no actions, proceedings or, to the Servicer's knowledge, investigations pending or, to the Servicer's knowledge, threatened before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect with respect to the Servicer.

         (g) No Consent. Except as expressly contemplated by the Basic Documents, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against the Servicer of this Agreement.

                                   ARTICLE VI
                                  THE SERVICER

         SECTION 6.01. Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. Any Person (a) into which the Servicer may be merged or consolidated, (b) resulting from any merger, conversion or consolidation to which the Servicer shall be a party, (c) succeeding to the business of the Servicer, or (d) more than 50% of the voting stock or other interest of which is owned directly or indirectly by NIC and which is otherwise servicing NFC's receivables, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Servicer under this Agreement shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, notwithstanding anything in this Agreement to the contrary. The Servicer shall provide notice of any merger, consolidation or succession pursuant to this Section 6.01 to the Rating Agencies, the Administrative Agent, the Owner Trustee and the Collateral Trustee.

         SECTION 6.02.    Limitation on Liability of Servicer and Others.

         (a) The Servicer shall be liable in accordance with this Agreement only to the extent of the obligations in this Agreement specifically undertaken by the Servicer. The Servicer shall defend, indemnify and hold harmless the Trust, the Certificateholders, the Administrative Agent, the Lenders, the Collateral Trustee and any of the trustees, officers, directors and agents of the Trust, the Certificateholders, the Administrative Agent, the Lenders and the Collateral Trustee from and against any and all costs, expenses, losses, damages, claims and liabilities, arising out of or resulting from:

                 (i) the use, ownership or operation by the Servicer or any Affiliate thereof of any Financed Vehicle or Leased Vehicle with respect to a Trust Receivable;

                 (ii) any taxes that may at any time be asserted against any such Person with respect to the transactions contemplated herein, including any sales, gross receipts, general corporation, tangible personal property, privilege or license taxes (but not including any taxes asserted with respect to, and as of the date of, the sale or pledge of Trust Receivables to any Person, or the issuance and original sale of the Trust Certificates, the Commercial Paper Notes or the Loans, or asserted with respect to ownership of the Trust Receivables, or federal or other income taxes arising out of payments of, or distributions on, the Trust Certificates, the Commercial Paper Notes or the Loans, or any fees or other compensation payable to any such Person) and costs and expenses in defending against the same; and

                 (iii) the negligence, willful misfeasance or bad faith of the Servicer in the performance of, or by reason of its failure to perform, its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

         Indemnification under this Section 6.02 shall survive the termination of this Agreement and shall include reasonable fees and expenses of counsel and expenses of litigation. If the Servicer shall have made any indemnity payments pursuant to this Section 6.02 and the Person to or on behalf of whom such payments are made thereafter collects any of such amounts from others, such Person shall promptly repay such amounts to the Servicer, without interest.

         (b) Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to any Person, except as specifically provided in this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence (except errors in judgment) in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director, officer or employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.

         (c) Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Trust Receivables in accordance with this Agreement and that in its opinion may involve it in any expense or liability; provided, however, that the Servicer may undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties to this Agreement and the interests of the Trust.

         SECTION 6.03. Delegation of Duties. So long as NFC acts as Servicer, the Servicer may, at any time without notice or consent, delegate any duties under this Agreement to any Person more than 50% of the voting stock or other interest of which is owned, directly or indirectly, by NIC. The Servicer may at any time perform specific duties as Servicer through sub-contractors who are in the business of servicing medium and heavy duty truck, bus and trailer receivables; provided, however, that no such delegation shall relieve the Servicer of its responsibility with respect to such duties.

         SECTION 6.04.    Servicer Not to Resign.  Subject to the provisions of
Section 7.02, the Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer except upon determination that the performance of its duties under this Agreement is no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner Trustee, the Administrative Agent and the Collateral Trustee. No such resignation shall become effective until the Collateral Trustee or a successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 7.02.

                                  ARTICLE VII
                                    DEFAULT

         SECTION 7.01. Trust Servicer Defaults. Each of the following shall constitute a "Trust Servicer Default":

         (a) any failure by the Servicer to deliver to the Collateral Trustee for deposit in the Collateral Account any required payment, which failure continues unremedied for a period of three Business Days after written notice is received by the Servicer from the Collateral Trustee or after discovery of such failure by an officer of the Servicer;

         (b) failure on the part of the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in this Agreement which failure continues unremedied for a period of 30 consecutive days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner Trustee, the Administrative Agent, or the Collateral Trustee;

         (c) any representation, warranty or certification made by the Servicer pursuant to this Agreement shall prove to have been incorrect in any material respect when made, and if the consequences of such representation, warranty or certification being incorrect shall be susceptible of remedy in all material respects, such consequences shall not be remedied in all material respects within 30 days after the Servicer first becomes aware or is advised that such representation, warranty or certification was incorrect in a material respect; or

         (d) the occurrence of an Insolvency Event with respect to the Servicer.

                 Notwithstanding the foregoing, there shall be no Trust Servicer Default where a Trust Servicer Default would otherwise exist due to a delay in or failure of performance for a period of 10 Business Days, if the delay or failure giving rise to such Trust Servicer Default was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve the Servicer from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement and the Servicer shall provide all Interested Parties with prompt notice of such failure or delay by it, together with a description of its efforts so to perform its obligations.

         SECTION 7.02. Consequences of a Trust Servicer Default. If a Trust Servicer Default shall occur and be continuing, the

Collateral Trustee, or after the payment in full of all Obligations, the Owner Trustee, by notice then given in writing to the Servicer may, in addition to other rights and remedies available in a court of law or equity to damages, injunctive relief and specific performance, terminate all of the rights and obligations of the Servicer under this Agreement. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Trust Receivables or otherwise, shall pass to and be vested in the Collateral Trustee pursuant to and under this Section 7.02. Upon the receipt of such notice, the Servicer's appointment as custodian shall be terminated and, upon instruction from the Collateral Trustee, the Servicer shall release any Trust Receivable File to the Collateral Trustee, or its respective agent or designee, as the case may be, at such place or places as the Collateral Trustee may designate, as soon as practicable. The Servicer shall be deemed to have received proper instructions with respect to the Trust Receivable Files upon its receipt of written instructions signed by an officer of the Collateral Trustee. The Collateral Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Trust Receivables and related documents, or otherwise. The predecessor Servicer agrees to cooperate with the Collateral Trustee or the successor Servicer in effecting the termination of the responsibilities and rights of the Servicer under this Agreement, including the transfer to the Collateral Trustee for deposit in the Collateral Account of all cash amounts that shall at the time be held by the Servicer or thereafter received by the Servicer with respect to the Trust Receivables.

         SECTION 7.03. Collateral Trustee to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to
Section 7.02, the Collateral Trustee shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for in this Agreement, and shall be subject to all the responsibilities, restrictions, duties and liabilities relating thereto placed on the Servicer by the terms and provisions of this Agreement; provided, however, that the predecessor Servicer shall remain liable for, and the successor Servicer shall have no liability for, any indemnification obligations of the Servicer arising as a result of acts, omissions or occurrences during the period in which the predecessor Servicer was the Servicer; and provided, further, that NFC shall remain liable for all such indemnification obligations of the Servicer without regard to whether it is still Servicer hereunder. As compensation therefor, the Collateral Trustee shall be entitled to such compensation (whether payable out of the Collateral Account or otherwise) as the Servicer would have been entitled to under this Agreement if no such notice of termination had been given. Notwithstanding the above, the Collateral Trustee may, if it shall be unwilling so to act, or shall, if it is legally unable so to act, appoint, or petition a court of competent jurisdiction to appoint, a successor (i) having a net worth of not less than $100,000,000 and (ii) whose regular business includes the servicing of medium and heavy duty bus, truck and trailer receivables, as the successor to the Servicer under this Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer under this Agreement. In connection with such appointment and assumption, the Collateral Trustee may make such arrangements for the compensation of such successor out of payments on Trust Receivables as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Servicer under this Agreement. The Collateral Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

         SECTION 7.04. Waiver of Past Defaults. The Administrative Agent, at the direction of the Required Lenders (or, upon payment in full of the Obligations, the Owner Trustee at the direction of Certificateholders holding Trust Certificates evidencing not less than a majority of the Aggregate OTC Amount), may waive any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits to the Collateral Account in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Trust Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon. The Servicer shall give written notice of each such waiver to the Rating Agencies.


                                  ARTICLE VIII
                                 MISCELLANEOUS

         SECTION 8.01. Optional Purchase of Trust Pool Receivables. If on any Settlement Date, the Trust Pool Balance with respect to any Trust Pool is 10% or less of the Initial Trust Pool Balance with respect to such Trust Pool, the Servicer shall have the option to purchase from the Trust on such Settlement Date all Trust Receivables in such Trust Pool and related assets and rights by depositing in the Collateral Account an amount equal to the aggregate Administrative Purchase Payments for such Receivables (including Liquidating Receivables).

         SECTION 8.02. Amendment. Subject to subsection 10.1(b) of the Liquidity Agreement, this Agreement may be amended from time to time, with the prior written consent of the Administrative Agent and the Majority Lenders; provided, however, that (i) no such amendment shall increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Receivables or deposits that shall be required to be made to the Collateral Account without the prior written consent of each Lender
(ii) amend, modify or waive any provision of Article VII without the prior written consent of the Required Lenders and (iii) no amendment hereto which would increase the duties or liabilities of, or the scope of the authorization granted by, the Collateral Trustee hereunder shall be effective without the prior written consent of the Collateral Trustee; and provided, further, that no amendment hereunder shall be made without a confirmation by each of the Rating Agencies that such action will not result in a withdrawal or downgrade of its then current ratings of the outstanding Commercial Paper Notes and Trust Certificates.

         SECTION 8.03. Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier, or, in the case of telecopy notice, when received, addressed as follows or to such address or other address as may be hereafter notified by the respective parties hereto:

       The Trust:                    NFC ASSET TRUST
                                     c/o Chemical Bank Delaware
                                     1201 Market Street
                                     Wilmington, DE  19801
                                     Attention:  Corporate Trustee
                                           Administration
                                     Telecopy:   (302) 984-4889

       with a copy to:               NAVISTAR FINANCIAL CORPORATION
                                     2850 West Golf Road
                                     Rolling Meadows, Illinois  60008
                                     Attention:  General Counsel
                                     Telecopy:  (708) 734-4090

       The Servicer:                 NAVISTAR FINANCIAL CORPORATION
                                     2850 West Golf Road
                                     Rolling Meadows, Illinois  60008
                                     Attention:  General Counsel
                                     Telecopy:  (708) 734-4090

       The Collateral
            Trustee:                 Bankers Trust Company
                                     Corporate Trust and Agency Group
                                     Four Albany Street
                                     New York, NY  10006

                                     Attention:  Corporate Market Services
                                     Telecopy:   (212) 250-6622


         SECTION 8.04. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT THE DUTIES AND IMMUNITIES OF THE OWNER TRUSTEE HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

         SECTION 8.05. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 8.06.    Assignment.  Except to the extent permitted by
Article VI or as required by Article VII, the Servicer may not assign its rights or delegate its obligations hereunder. The Servicer acknowledges that the Trust shall assign its rights under this Agreement to the Collateral Trustee pursuant to the Collateral Trust Agreement and consents to such assignment. The Servicer agrees that the Collateral Trustee, to the extent provided in the Collateral Trust Agreement, shall be entitled to enforce the terms of this Agreement and the rights (including, without limitation, the right to grant or withhold any consent or waiver) of the Trust directly against the Servicer. Until the satisfaction of all Obligations, the Servicer further agrees that, in respect of its obligations hereunder, it will act at the direction of and in accordance with all requests and instructions from the Collateral Trustee given in accordance with the Basic Documents. The Collateral Trustee shall have the rights of a third-party beneficiary under this Agreement. The Servicer shall deliver copies of all statements, reports, Opinions of Counsel, notices, requests, demands and other documents to be delivered by the Servicer to the Trust pursuant to the terms hereof to the Administrative Agent, on behalf of the Lenders, and the Collateral Trustee.

         SECTION 8.07. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. Except as otherwise provided in Section 6.02 or in this Article VIII, no other Person shall have any right or obligation hereunder.

         SECTION 8.08. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 8.09. Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

         SECTION 8.10. No Petition Covenants. Notwithstanding any prior termination of this Agreement, the Servicer shall not, prior to the date which is one year and one day after payment in full of all Obligations and the distribution to the Certificateholders of all amounts to be distributed to them pursuant to the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Trust to invoke or join any other Person in instituting the process of any court or government authority for the purpose of commencing or sustaining a case against the Trust any bankruptcy, reorganization, arrangement, insolvency, liquidation proceeding, or similar law of the United States or any state of the United States. Nothing in this Section 8.10 shall preclude, or be deemed to estop the Servicer from taking or omitting to take any action prior to such date in (i) any case or proceeding voluntarily filed or commenced by or on behalf of the Trust under or pursuant to any such law or
(ii) any involuntary case or proceeding pertaining to the Trust which is filed or commenced by or on behalf of a Person other than the Trust (or any Person to which Trip or the Trust shall have assigned, transferred or otherwise conveyed any part of the obligations of the Trust hereunder) under or pursuant to any such law.

         SECTION 8.11. Limitation of Liability of the Owner Trustee. Notwithstanding anything contained herein to the contrary, this Agreement has been executed by Chemical Bank Delaware not in its individual capacity but solely in its capacity as Owner Trustee of the Trust and in no event shall Chemical Bank Delaware in its individual capacity or, except as expressly provided in the Trust Agreement, as Owner Trustee of the Trust have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Trust.

         SECTION 8.12 Authority of the Administrator. Each of the parties to this Agreement acknowledges that the Owner Trustee and the Trust has appointed the Administrator to act as its agent to the extent set forth in the Basic Documents. Unless otherwise instructed by the Owner Trustee or the Trust, copies of all notices, requests, demands and other documents to be delivered to the Owner Trustee or the Trust pursuant to the terms hereof shall





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
be delivered to the Administrator. Unless otherwise instructed by the Owner Trustee or the Trust, all notices, requests, demands and other documents to be executed or delivered, and any action to be taken, by the Owner Trustee or the Trust pursuant to the terms hereof may be executed, delivered and/or taken by the Administrator pursuant to the Administration Agreement.


                                 [END OF PAGE]
                            [SIGNATURE PAGE FOLLOWS]





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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  NFC ASSET TRUST

                                  By:      Chemical Bank Delaware, not in its
                                           individual capacity but solely as
                                           Owner Trustee on behalf of the
                                           Trust,


                                  By:      /s/ John Cashin
                                           -----------------------------------
                                           Name:  John Cashin
                                           Title: Senior Trust Officer


                                  NAVISTAR FINANCIAL CORPORATION, as
                                    Servicer


                                  By:      /s/ R.W. Cain
                                           -----------------------------------
                                           Name:  R.W. Cain
                                           Title: Vice President and Treasurer


Acknowledged and Accepted as to Sections
2.01, 2.02, 2.03 and 2.07 hereof:

Bankers Trust Company, not in
its individual capacity
but solely as Collateral Trustee,


By:      /s/ Kathleen Boyd
         -------------------------------
         Name:  Kathleen Boyd
         Title: Vice President





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